Exhibit 99.1

PRESS RELEASE

4/28/22

Carlisle Companies Reports Record First Quarter Results

SCOTTSDALE, ARIZONA, April 28, 2022 - Carlisle Companies Incorporated (NYSE:CSL) today announced its first quarter 2022 financial results.

•Generated record first quarter revenues of $1.5 billion, up 45% organically year-over-year
•Reported record first quarter GAAP Diluted EPS of $3.67 and Adjusted Diluted EPS of $4.26, an increase of 209% from prior year
•Continued strong tailwinds, including pent-up demand in re-roofing backlogs
•Weathered significant global supply chain disruptions; raw material and labor inflation persisted
•Henry acquisition continues to exceed our expectations
•Repurchased shares totaling $125 million in the quarter

Comments from Chris Koch, Chairman, President and Chief Executive Officer

"As we move into the second quarter of 2022, and enjoy the benefits of an easing of our over two year battle with the effects of the COVID-19 pandemic, we are deeply saddened by the continued humanitarian crisis occurring in Eastern Europe and Ukraine. We hope peace and resolution will come quickly to the conflict.

Turning to Carlisle's performance, the entire Carlisle team drove outstanding results in the first quarter, including record revenues, record Adjusted EBITDA, and record Adjusted Diluted EPS. The team delivered these remarkable results while navigating continuing and unprecedented demand, supply chain constraints, and industry-wide labor and raw material challenges.

Underpinning Carlisle's outstanding first quarter 2022 performance:

•Carlisle Construction Materials (CCM) and Carlisle Weatherproofing Technologies (CWT) continue to benefit from strong re-roofing demand, solid new construction demand, and a growing push to install energy-efficient solutions.
•Our teams continue to work with great effort to secure raw materials, appropriately staff at all levels, and strive to meet our customers' expectations. Our goal, as always, is to deliver the Carlisle Experience.
•Our pivot towards our highest returning Building Products businesses that began in 2017 continues to prove to be the right strategic direction for Carlisle, which is reflected in Carlisle's record first quarter sales and profits.
•Our proactive and value-added approach to pricing, which began several years ago and accelerated coming into 2021, enabled us to neutralize the effects of significant raw material inflation last year, and offset continued pressures we experienced in the first quarter. We expect these pressures will persist throughout 2022.
•The Henry integration continues to exceed expectations and deliver on our synergy commitments of $30 million.
•We are pleased that the Carlisle business model is squarely in the middle of global ESG trends as our products enable a more efficient use of energy in buildings. We continue to make significant progress towards our goal of delivering a net zero commitment in 2022.
•We have invested $1.2 billion over the past decade to expand capacity, drive innovation, and develop world-class processes - without which our record results would not be possible.

Exhibit 99.1
•CIT's backlog continues to grow, and we are encouraged by the recertification and accelerating deliveries of the 737 MAX, the impending resumption of 787 deliveries later this year, and improved capital spending in Medical markets.

We remain committed to disciplined and superior capital allocation, which includes returning capital to shareholders. In the first quarter, we paid $28.7 million in dividends and opportunistically repurchased 529 thousand shares for $125 million. Our cumulative share repurchases since 2017 now exceed $1.9 billion, which has driven a 19.5% net reduction of our shares outstanding.

In closing, I continue to be impressed by the resilience, determination and hard work of everyone at Carlisle, without which our record first quarter results and improved outlook would not be possible. With demand accelerating across our businesses, and our new segment structure in place to focus our teams, Carlisle is well positioned to drive continued profitable growth in 2022 - and deliver Vision 2025."

First Quarter 2022

Revenue of $1.5 billion increased 59.0% year-over-year. Organic revenue increased 44.8% (organic revenue defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 14.7% in the quarter. Changes in foreign exchange rates had a negative 0.5% impact on revenues.

Operating income for the first quarter of $277.3 million increased 227.4% from $84.7 million in the first quarter of 2021. Income from continuing operations for the first quarter of $194.3 million increased 295.7% from $49.1 million in the first quarter of 2021. Adjusted EBITDA for the first quarter of 2022 of $344.8 million increased 150.2% from $137.8 million in the first quarter of 2021.

Diluted EPS for the first quarter of $3.67 increased 303.3% from $0.91 in the first quarter of 2021. Adjusted diluted EPS for the first quarter of $4.26 increased 208.7% from $1.38 in the first quarter of 2021. The increase in EPS reflects strong operating results at CCM and CWT, improving performance at CIT and CFT, and share repurchases.

First Quarter 2022 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $0.9 billion, up 58.4% (+58.9% organic) year-over-year, were driven by the strength of U.S. commercial roofing demand, price and strong performances across all product lines.
•Operating income was $261.1 million, up 135.9% year-over-year. Adjusted EBITDA was $275.3 million, up 122.2% year-over-year, reflecting an adjusted EBITDA margin of 31.2%, which was positively impacted by higher volumes, price, favorable mix, and savings from COS, and partially offset by raw material, freight and wage inflation.
•We expect full year 2022 sales to increase approximately 30% year-over-year.

Carlisle Weatherproofing Technologies (CWT)
•Revenues of $359.1 million, up 120.4% (+36.0% organic) year-over-year, were driven by the Henry acquisition, price, and strong performances across all product lines.
•Operating income was $37.5 million, up 253.8% year-over-year. Adjusted EBITDA was $63.1 million, up 201.9% year-over-year reflecting an adjusted EBITDA margin of 17.6%, which was positively impacted by higher volumes, price, favorable mix, and savings from COS, and partially offset by raw material, freight and wage inflation.
•We expect full year 2022 sales to increase 55-60% year-over-year, which includes high-teens organic growth.

Exhibit 99.1

Carlisle Interconnect Technologies (CIT)
•Revenues of $185.0 million, up 18.7% (all organic) year-over-year, were driven by strengthening aerospace and medical end markets.
•Operating loss was $2.5 million. Adjusted EBITDA was $18.4 million, up 67.3% year-over-year reflecting an adjusted EBITDA margin of 9.9%, which positively impacted by higher volumes, benefits from past restructuring, and COS savings, and partially offset by raw material and wage inflation and higher operating expenses.
•We now expect full year 2022 sales to increase low-double digits year-over-year.

Carlisle Fluid Technologies (CFT)
•Revenues of $71.1 million, up 8.1% (+9.9% organic) year-over-year, reflected price and higher volumes, partially offset by unfavorable changes in foreign exchange rates.
•Operating income was $4.8 million. Adjusted EBITDA was $10.5 million, up 2.9% year-over-year reflecting an adjusted EBITDA margin of 14.8%, positively impacted by higher volumes, price realization, and savings from COS, and partially offset by material and wage inflation.
•We still expect full year 2022 sales to increase approximately 10% year-over-year.

Cash Flow

Operating cash flow from continuing operations for the quarter ended March 31, 2022, was $45.0 million, a decrease of $19.1 million versus the prior year. Free cash flow from continuing operations was $13.9 million (defined as cash provided by operating activities less capital expenditures, and comprised of continuing operations). The year-over-year decline is attributable to higher volumes in the first quarter of 2022, and more notably, year-over-year raw material inflation and related price increases driving higher working capital compared to 2021 levels. We maintain a disciplined and superior approach to capital allocation, always with a focus on the highest returning investments.

During the quarter ended March 31, 2022, we deployed $125.0 million in share repurchases and $28.7 million in cash dividends paid. As of March 31, 2022, we had $291.7 million of cash and $1.0 billion of availability under our revolving credit facility.

Conference Call and Webcast

Carlisle will discuss first quarter 2022 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global COVID-19 pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “intends,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Such statements are made based on known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global COVID-19 pandemic, including, for example, expectations regarding the impact of the COVID-19 pandemic on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs that cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the identification of strategic acquisition targets and our successful completion of any transaction and integration of our strategic acquisitions; our successful completion of strategic dispositions; the cyclical nature of our businesses; the impact of information technology, cybersecurity or data security breaches at our businesses or third parties; and the outcome of pending and future litigation and governmental proceedings and the other factors discussed in the reports we file with or furnish to the Securities and Exchange Commission from time to time. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions, including inflation and interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena, including the Russian invasion of Ukraine, may adversely affect general market conditions and our future performance. Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Disclosure

Carlisle reports its financial results in accordance with the U.S. generally accepted accounting principles (GAAP). This press release also contains certain financial measures such as adjusted diluted EPS, adjusted EBITDA, adjusted EBITDA margin, organic revenue and free cash flow that are not recognized under GAAP. Management believes that adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and organic revenue are useful to investors because they allow for comparison to Carlisle’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management also believes free cash flow is useful to investors as an additional way of viewing Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle’s business and evaluate Carlisle’s performance relative to similarly-situated companies. Reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its construction materials businesses (CCM and CWT) and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower greenhouse gas emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by its strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations
(480) 781-5135
jgiannakouros@carlisle.com

* EPS referenced in this release is from continuing operations unless otherwise noted.

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
(in millions, except per share amounts)	2022	2021
Revenues	$1,496.3	$940.9

Cost of goods sold	1,005.4	696.0
Selling and administrative expenses	203.0	150.8
Research and development expenses	12.3	10.4
Other operating income, net	(1.7)	(1.0)
Operating income	277.3	84.7
Interest expense, net	22.6	19.2
Interest income	(0.2)	(0.5)
Other non-operating expense, net	0.1	3.6
Income from continuing operations before income taxes	254.8	62.4
Provision for income taxes	60.5	13.3
Income from continuing operations	194.3	49.1

Discontinued operations:
(Loss) income before income taxes	(0.7)	4.5
Benefit from for income taxes	—	1.4
(Loss) income from discontinued operations	(0.7)	3.1
Net income	$193.6	$52.2

Basic earnings per share attributable to common shares:
Income from continuing operations	$3.72	$0.92
(Loss) income from discontinued operations	(0.01)	0.06
Basic earnings per share	$3.71	$0.98

Diluted earnings per share attributable to common shares:
Income from continuing operations	$3.67	$0.91
(Loss) income from discontinued operations	(0.01)	0.06
Diluted earnings per share	$3.66	$0.97

Average shares outstanding:
Basic	52.1	53.0
Diluted	52.9	53.6

Dividends declared and paid per share	$0.54	$0.525

I

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2022	2021
Net cash provided by operating activities	$44.3	$67.6

Investing activities:
Proceeds from sale of discontinued operation, net of cash disposed	125.0	—
Acquisitions, net of cash acquired	(24.7)	—
Capital expenditures	(31.1)	(20.0)
Investment in securities	10.3	(10.2)
Other investing activities, net	1.7	1.8
Net cash provided by (used in) investing activities	81.2	(28.4)

Financing activities:
Repurchases of common stock	(125.0)	(150.0)
Dividends paid	(28.7)	(28.4)
Proceeds from exercise of stock options	7.7	13.5
Withholding tax paid related to stock-based compensation	(12.0)	(7.6)
Other financing activities, net	(0.8)	(0.3)
Net cash used in financing activities	(158.8)	(172.8)

Effect of foreign currency exchange rate changes on cash and cash equivalents	0.6	(1.4)

Change in cash and cash equivalents	(32.7)	(135.0)
Less: change in cash and cash equivalents of discontinued operations	—	1.1
Cash and cash equivalents at beginning of period	324.4	897.1
Cash and cash equivalents at end of period	$291.7	$761.0

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2022	December 31, 2021
Cash and cash equivalents	$291.7	$324.4
Long-term debt, including current portion	2,928.8	2,927.4
Total stockholders' equity	2,678.6	2,629.5

II

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue

Organic revenue (defined as revenue excluding acquired revenues within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	CSL		CCM		CWT		CIT		CFT
2021 Revenue (GAAP)	$940.9		$556.4		$162.9		$155.8		$65.8
Volume/Price	421.7	44.8%	327.5	58.9%	58.6	36.0%	29.1	18.7%	6.5	9.9%
Organic revenue	421.7	44.8%	327.5	58.9%	58.6	36.0%	29.1	18.7%	6.5	9.9%
Acquisitions	138.0	14.7%	—	—%	138.0	84.7%	—	—%	—	—%
FX impact	(4.3)	(0.5)%	(2.8)	(0.5)%	(0.4)	(0.3)%	0.1	—%	(1.2)	(1.8)%
Total change	555.4	59.0%	324.7	58.4%	196.2	120.4%	29.2	18.7%	5.3	8.1%
2022 Revenue (GAAP)	$1,496.3		$881.1		$359.1		$185.0		$71.1

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow

Free cash flow is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. This information differs from operating cash flow determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	2022	2021
Operating cash flow (GAAP)	$44.3	$67.6
Less: operating cash flow from discontinued operations	(0.7)	3.5
Operating cash flow from continuing operations	$45.0	$64.1

Capital expenditures (GAAP)	$(31.1)	$(20.0)
Less: capital expenditures from discontinued operations	—	(2.5)
Capital expenditures from continuing operations	$(31.1)	$(17.5)

Operating cash flow from continuing operations	$45.0	$64.1
Capital expenditures from continuing operations	(31.1)	(17.5)
Free cash flow from continuing operations	$13.9	$46.6

III

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT"), adjusted EBIT, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin are intended to provide investors and others with information about the Company's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to similarly-situated companies. This information differs from net income and operating income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except per share amounts)	2022	2021
Net income (GAAP)	$193.6	$52.2
Less: (loss) income from discontinued operations (GAAP)	(0.7)	3.1
Income from continuing operations (GAAP)	194.3	49.1
Provision for income taxes	60.5	13.3
Interest expense, net	22.6	19.2
Interest income	(0.2)	(0.5)
EBIT	277.2	81.1
Exit and disposal, and facility rationalization costs	2.1	3.1
Inventory step-up amortization and acquisition costs	—	0.9
Impairment charges	0.2	—
Losses from acquisitions and disposals	0.3	3.4
Losses from insurance	0.3	—
Total non-comparable items	2.9	7.4
Adjusted EBIT	280.1	88.5
Depreciation	24.0	20.3
Amortization	40.7	29.0
Adjusted EBITDA	$344.8	$137.8
Divided by:
Total revenues	$1,496.3	$940.9
Adjusted EBITDA margin	23.0%	14.6%

IV

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended March 31, 2022
(in millions)	CCM	CWT	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$261.1	$37.5	$(2.5)	$4.8	$(23.6)
Non-operating expense (income)(1)	—	0.1	(0.5)	0.1	0.4
EBIT	261.1	37.4	(2.0)	4.7	(24.0)
Exit and disposal, and facility rationalization costs	—	0.1	2.0	—	—
Inventory step-up amortization and acquisition costs	—	(0.1)	—	—	0.1
Impairment charges	—	0.2	—	—	—
Losses from acquisitions and disposals	—	—	0.2	0.1	—
Losses from insurance	—	0.3	—	—	—
Total non-comparable items	—	0.5	2.2	0.1	0.1
Adjusted EBIT	261.1	37.9	0.2	4.8	(23.9)
Depreciation	9.2	6.3	6.1	1.5	0.9
Amortization	5.0	18.9	12.1	4.2	0.5
Adjusted EBITDA	$275.3	$63.1	$18.4	$10.5	$(22.5)
Divided by:
Total revenues	$881.1	$359.1	$185.0	$71.1	$—
Adjusted EBITDA margin	31.2%	17.6%	9.9%	14.8%	NM
(1)Includes other non-operating expense (income), which may be presented in separate line items on the Condensed Consolidated Statements of Income.

	Three Months Ended March 31, 2021
(in millions)	CCM	CWT	CIT	CFT	Corporate and unallocated
Operating income (loss) (GAAP)	$110.7	$10.6	$(10.7)	$4.3	$(30.2)
Non-operating expense (income)(1)	2.3	(0.1)	—	0.4	1.0
EBIT	108.4	10.7	(10.7)	3.9	(31.2)
Exit and disposal, and facility rationalization costs	—	—	2.5	0.6	—
Inventory step-up amortization and acquisition costs	—	—	—	0.1	0.8
Losses from acquisitions and disposals	2.3	—	0.3	—	0.8
Total non-comparable items	2.3	—	2.8	0.7	1.6
Adjusted EBIT	110.7	10.7	(7.9)	4.6	(29.6)
Depreciation	9.2	2.7	6.3	1.2	0.9
Amortization	4.0	7.5	12.6	4.4	0.5
Adjusted EBITDA	$123.9	$20.9	$11.0	$10.2	$(28.2)
Divided by:
Total revenues	$556.4	$162.9	$155.8	$65.8	$—
Adjusted EBITDA margin	22.3%	12.8%	7.1%	15.5%	NM
(1)Includes other non-operating expense (income), which may be presented in separate line items on the Condensed Consolidated Statements of Income.

V

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income and adjusted diluted earnings per share is intended to provide investors and others with information about Carlisle's performance without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. This information differs from net income and diluted earnings per share determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's adjusted net income and adjusted diluted earnings per share follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$193.6	$3.66		$52.2	$0.97
Less: (loss) income from discontinued operations (GAAP)		(0.7)	(0.01)		3.1	0.06
Income from continuing operations (GAAP)		194.3	3.67		49.1	0.91
Exit and disposal, and facility rationalization costs	2.1	1.6	0.03	3.1	2.3	0.04
Inventory step-up amortization and acquisition costs	—	—	—	0.9	0.6	0.01
Impairment charges	0.2	0.2	—	—	—	—
Losses from acquisitions and disposals(3)	0.3	0.2	—	3.4	2.5	0.05
Losses from insurance	0.3	0.3	0.01	—	—	—
Acquisition-related amortization(4)	39.2	29.5	0.56	28.1	21.3	0.40
Discrete tax items(5)	—	(0.4)	(0.01)	—	(1.6)	(0.03)
Total adjustments		31.4	0.59		25.1	0.47
Adjusted net income		$225.7	$4.26		$74.2	$1.38
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)After-tax impact includes discrete items related to indemnification asset write-offs, which had a zero impact to net income and diluted EPS ($(0.8) million in first-quarter 2021).
(4)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(5)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.

VI